As filed with the Securities and Exchange Commission on September 1, 2023.

Registration No. 333-215734

Registration No. 333-232342

Registration No. 333-232662

Registration No. 333-234451

Registration No. 333-257143

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215734

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232342

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232662

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234451

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257143

UNDER

THE SECURITIES ACT OF 1933

NEXTIER OILFIELD SOLUTIONS LLC

(as successor in interest to NexTier Oilfield Solutions Inc.)

(Exact name of registrant as specified in its charter)

Delaware	38-4016639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan

NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (f/k/a Keane Group, Inc. Equity and Incentive Award Plan)

(Full titles of the plans)

10713 W. Sam Houston Parkway N, Suite 800

Houston, Texas 77064

(281) 765-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth Wexler

Senior Vice President, General Counsel and Secretary

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Parkway N, Suite 800

Houston, Texas 77064

(281) 765-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tull R. Florey

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

NexTier Oilfield Solutions LLC, a Delaware limited liability company (f/k/a Pecos Second Merger Sub LLC) (the “Company”), as successor in interest to NexTier Oilfield Solutions Inc., a Delaware corporation (“NexTier,” f/k/a Keane Group, Inc.), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by NexTier with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-215734), which was filed by NexTier with the SEC on January 25, 2017, registering 7,734,601 shares of Common Stock under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (f/k/a/ the Keane Group Inc. Equity and Incentive Award Plan);

2.

Registration Statement on Form S-8 (No. 333-232342), which was filed by NexTier with the SEC on June 26, 2019, registering 4,200,000 shares of Common Stock under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (f/k/a/ the Keane Group Inc. Equity and Incentive Award Plan);

3.

Post-Effective Amendment No. 1 on Registration Statement on Form S-8 to Form S-4 (No. 333-232662), which was filed by NexTier with the SEC on November 1, 2019, relating to up to 1,756,284 shares of Common Stock under the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan;

4.

Registration Statement on Form S-8 (No. 333-234451), which was filed by NexTier with the SEC on November 1, 2019, registering 8,141,353 shares of Common Stock under the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan; and

5.

Registration Statement on Form S-8 (No. 333-257143), which was filed by NexTier with the SEC on June 16, 2021, registering 15,055,722 shares of Common Stock under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan;

On September 1, 2023, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of June 14, 2023 (as amended, the “Merger Agreement”), by and among Patterson-UTI Energy, Inc. (“Patterson-UTI”), Pecos Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Patterson-UTI (“Merger Sub Inc.”), the Company and NexTier, Merger Sub Inc. was merged with and into NexTier, with NexTier continuing as the surviving entity (the “First Company Merger”), and immediately following the First Company Merger, NexTier was merged with and into the Company, with the Company continuing as the surviving entity. Immediately following these mergers, the Company was renamed “NexTier Oilfield Solutions LLC.”

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by NexTier in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 1, 2023.

NEXTIER OILFIELD SOLUTIONS LLC

By: Patterson-UTI Energy, Inc., as sole member

By:	/s/ Seth Wexler
Seth Wexler
Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.